EXHIBIT 10.3

UNANIMOUS SHAREHOLDERS AGREEMENT

SIMSON-MAXWELL LTD.

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SIMSON-MAXWELL LTD.

UNANIMOUS SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made as of the 6th day of August, 2021 (the “Effective Date”)

BETWEEN:

SIMSON-MAXWELL LTD., a corporation incorporated under the laws of Canada

– and –

Each Shareholder and Principal (as such terms are defined below) listed in Schedule A attached hereto, as amended from time to time, and any person who becomes a party to this Agreement by executing the Acknowledgement in the form attached hereto as Schedule B.

RECITALS

A.	In these recitals, all capitalized terms, unless otherwise defined, shall have the meanings given to them in Section 1.1;

B.	The Corporation was incorporated in the Province of Alberta on October 13, 1998 and was subsequently continued under the Act pursuant to Articles of Continuance dated November 4, 2002;

C.

Those parties to this Agreement, who are Shareholders, are the registered and beneficial owners of the number and class of shares in the capital of the Corporation set out opposite such Shareholder’s name in Schedule A;

D.

The parties to this Agreement desire to enter into certain agreements relating, among other things, to their shareholdings in the Corporation, their rights and duties as Shareholders of the Corporation, and the management and operation of the Corporation;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement, the sum of one dollar and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Defined Terms. In addition to the terms otherwise defined in this Agreement, the following terms shall have the meanings set out below:

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(a)

“Act” means the Canada Business Corporations Act, as amended or re-enacted from time to time, and any term defined in the Act and not otherwise defined herein is used in this Agreement with the meaning defined in the Act;

(b)	“Affiliate” shall have the meaning ascribed to it in the Act;

(c)	“Agreement” means this unanimous shareholders agreement and all schedules attached to this agreement, all as may be supplemented or amended from time to time;

(d)

“Arm’s Length” shall have the meaning as it is given in the Income Tax Act (Canada) and any question as to whether an arm’s length relationship exists shall be determined in accordance with Article 251 of said legislation as of the date hereof;

(e)	“Articles” means the Articles of Continuance of the Corporation dated November 4, 2002, as may be amended from time to time;

(f)	“Associate” shall have the meaning ascribed to it in the Act;

(g)	“Board” means the board of directors of the Corporation;

(h)	“Business” has the meaning given to such term in Section 2.1;

(i)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Alberta;

(j)	“By-law” means any by-law of the Corporation, including without limitation, general By-law No. 1 in the form enacted on November 4, 2002 (collectively the “By-laws”);

(k)	“Control” means:

(i)

with respect to a corporation, the ownership of more than fifty percent (50%) of the voting rights attached to all shares of the corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing, where the exercise of such voting rights entitles the holder of such voting shares to elect a majority of the directors of the corporation;

(ii)	with respect to a partnership (other than a limited partnership), the ownership of more than fifty percent (50%) of the interests in the partnership;

(iii)	with respect to a limited partnership, the limited partnership is controlled by each of its general partners; and

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(iv)	with respect to a trust, the trust is considered controlled by each of its trustees who has actual power or authority to manage and direct the affairs of such trust;

and “controlled, “controlling” and “controls” shall have like meaning;

(l)

“Corporation” means Simson-Maxwell Ltd. and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including the Corporation or any continuance of the Corporation under the laws of another jurisdiction;

(m)	“Directors” means the directors of the Corporation and a “Director” means any one of them;

(n)

“Financial Statements” means the audited annual financial statements of the Corporation, consisting of consolidated balance sheets of the Corporation, statements of income, retained earnings, and changes in cashflow of the Corporation and its subsidiaries, if any, and unaudited quarterly interest financial statements of the Corporation, prepared in accordance with generally accepted accounting principles (subject to normal year- end adjustments and without footnote disclosure for quarterlies), setting forth the comparative form the corresponding figures for the corresponding quarter or full year of the previous financial year;

(o)

“Legal Representative” means with respect to any Principal, such Principal’s lawfully appointed attorney under a power of attorney in the case of incapacity, or executor/executrix in the case of death;

(p)	“Liquidation Event” means:

(i)	a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation;

(ii)

a sale of Shares or the arrangement, amalgamation or merger of the Corporation with another corporation, pursuant to which the holders of voting securities of the Corporation immediately prior to the transaction do not have the right immediately following such transaction to elect the Board of Directors or the board of directors of any corporation resulting from such transaction; or

(iii)	a sale, lease or exclusive license of all or substantially all of the assets of the Corporation.

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(q)

“Permitted Transferee” means (i) with respect to any Shareholder that is an individual, any corporation of which the Shareholder is at all times the legal and beneficial owner of shares carrying at least fifty one percent (51%) of the issued and outstanding voting rights of such corporation, which votes are sufficient, if exercised, to elect a majority of the board of directors of such corporation; (ii) with respect to any Shareholder that is a corporation, any corporation of which the applicable Principal is at all times the legal and beneficial owner of shares carrying at least fifty one percent (51%) of the issued and outstanding voting rights of such corporation, which votes are sufficient, if exercised, to elect a majority of the board of directors of such corporation; and (iii) with respect to Viking, any financial institution or lender pursuant to an agreement under which Viking as borrower or guarantor is required to grant a security interest in or pledge its Shares as collateral;

(r)

“Person” means and includes any individual, corporation, body corporate, partnership, firm, joint venture, syndicate, association, trust, trustee, government, governmental agency or board or commission or authority or other form of entity or organization, whether or not legal entities;

(s)

“Prime Rate” means the reference rate of interest per annum announced from time to time by a chartered bank or trust company with which the Corporation maintains its accounts for determining Canadian Dollar commercial loans commonly known as Prime;

(t)	“Principal” means Daryl Kruper, with respect to Simmax, and any other Person who is or who Controls a Shareholder other than in the case of Viking;

(u)	“Related Shareholder” means, in respect of a Principal, any Shareholder that is not an individual in which the Principal holds an interest;

(v)	“Remora” means Remora EQ LP;

(w)	“Shareholder” means any of the Persons listed on Schedule A hereof or any Person that from time to time holds Shares in the Corporation and becomes bound by the provisions of this Agreement;

(x)	“Shareholder Loan” means an outstanding amount loaned or advanced by a Shareholder to the Corporation at any time;

(y)

“Shares” means in respect of the Corporation and/or any Subsidiary, as the context dictates: (a) all shares currently authorized; (b) any additional shares which may be subsequently authorized; (c) any shares into which Shares of the Corporation and/or any Subsidiary may be converted, subdivided, consolidated or otherwise changed from time to time, and (d) any shares of the Corporation and/or any Subsidiary or any successor or other corporation, as the case may be, which may be received by the holders of such shares on an amalgamation, arrangement, continuance, merger, consolidation or other reorganization (statutory or otherwise) of or including the Corporation and/or any Subsidiary;

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(z)	“Simmax” means Simmax Corp.;

(aa)	“Viking” means Viking Energy Group, Inc.;

(bb)	“Voting Shareholder” means a Shareholder who owns Voting Shares;

(cc)	“Voting Shares” means the Class A Common Shares in the capital of the Corporation; and

(dd)	“Written Notice” means notice in writing either in a hard copy paper format or by electronic means in an e-mail and “instrument in writing” and “in writing” shall have a corresponding meaning.

1.2 Currency. All amounts referred to in this Agreement are intended to be in lawful currency of Canada unless otherwise specified in this Agreement.

1.3 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and all references to “day” or “days” shall mean calendar days unless designated as “Business Days”.

1.4 Schedules. The following schedules are attached to and incorporated in this Agreement by reference:

Schedule A – Shareholders and Addresses

Schedule B – Form of Acknowledgement

Schedule C – Share Valuation

1.5 Miscellaneous. In this Agreement:

(a)

unless the context otherwise requires, the singular shall include the plural and vice versa, and in particular the definitions of words and expressions set forth in Section 1.1 shall be applied to such words and expressions when used in either the singular or the plural form;

(b)	unless the context otherwise requires, words importing a particular gender shall include the other gender;

(c)	unless otherwise indicated, references to Articles, Sections, and Schedules should be construed as references to the applicable Articles, Sections, or Schedules of this Agreement;

(d)

the division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement;

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(e)

any reference to a statutory provision shall include that provision as from time-to-time modified or re-enacted providing that in the case of modifications or re-enactments made after the date of this Agreement the same shall not have effective substantive change to that provision;

(f)	references to, or to any particular provision of, a document shall be construed as references to that document as amended to the extent permitted by this Agreement and in force at any time; and

(g)	“in writing” or “written” mean and include printing, typewriting or any electronic means of communication capable of being permanently reproduced in alphanumeric characters at the point of reception.

ARTICLE 2
GOVERNANCE AND AFFAIRS OF THE BUSINESS

2.1 Business of the Corporation. The Corporation, together with the Subsidiaries, is engaged in the business of selling and servicing power generation equipment and providing power-solutions to customers in Canada and certain parts of the United States (the “Business”).

2.2 Unanimous Shareholder Agreement. This Agreement is deemed to be a unanimous shareholders’ agreement within the meaning of the Act, and the power of the Board to manage or supervise the management of the business and affairs of the Corporation is restricted in accordance with the terms of this Agreement.

2.3 Corporation to be Bound. The Corporation covenants and agrees to act in accordance with the provisions of this Agreement and to take no action which would constitute a contravention of any of the terms or provisions hereof. Notwithstanding anything contained in this Agreement, the Corporation shall so conduct its business and affairs as to comply with all applicable laws.

2.4 Board of Directors. The Corporation shall have a Board of Directors consisting of five (5) directors, comprised as follows:

(a)

one (1) director shall be nominated by Simmax, who shall initially be Daryl Kruper (the “Simmax Nominee”). In addition, Simmax shall be entitled to one (1) non voting observer who shall be entitled to receive board material (after signing a non-disclosure agreement) and attend all board meetings;

(b)

one (1) director shall be nominated by Remora, who shall initially be Stephan May, (the “Remora Nominee”). In addition, Remora shall be entitled to one (1) non voting observer who shall be entitled to receive board material (after signing a non-disclosure agreement) and attend all board meetings;

(c)	two (2) directors shall be nominated by Viking (the “Viking Nominees” and each a “Viking Nominee”); and

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(d)	one (1) director shall be nominated:

(i)

jointly by Simmax, Remora and Viking, who shall serve as a director of the Corporation for a term not to exceed two (2) years, which term shall expire on the second anniversary of the Effective Date; and

(ii)	effective as of the second anniversary of the Effective Date, by Viking and thereafter such director shall be deemed to be a “Viking Nominee” under this Agreement.

2.5 Filling Director Vacancies and Replacement of Nominees. Subject to Subsection 2.4(d), if any vacancy occurs in the Board, such vacancy shall be filled by a person nominated by the Shareholder who originally nominated the vacating Director. Subject to Subsection 2.4(d), a Director may be replaced at any time by the Shareholder who nominated such Director, and in each case such replacement Director shall be approved by the other Shareholders.

2.6 Election of Directors. The Shareholders shall vote their Shares, otherwise exercise their influence in respect of the Corporation and take all other action that may be required to ensure that the Board shall be constituted at all times with the persons nominated from time to time in accordance with this Agreement.

2.7 Notice of Meeting of Directors. Any meeting of the Directors may be called by any Director on not less than fourteen (14) days’ Written Notice given to all the other Directors, which notice shall contain or be accompanied by an agenda of the business to be considered at the meeting and a reasonably detailed description of each item of business, provided that all the Directors may, by an instrument in writing delivered before or after the meeting or by participating at the meeting, waive notice of any meeting of the Directors, in which event any such meeting shall be considered to be duly constituted notwithstanding the absence of notice in respect thereof provided the requirement for quorum set out in Section 2.8 has been met.

2.8 Place and Frequency of Directors’ Meetings. Meetings of Directors shall be held quarterly at any place within or outside of the Province of Alberta. All meetings shall permit the Directors to participate in the meeting of Directors by means of such telephone, electronic, or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a Director participating in such a meeting by such means is deemed for the purposes of the Agreement to be present at that meeting.

2.9 Quorum for Directors’ Meetings. A quorum for meetings of the Directors shall be four (4) Directors then in office, present in person or by means of conference telephone or other communications equipment as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously (and, for greater certainty, a meeting of the Directors may be constituted at which some Directors are present in person and other Directors are present by means of such communication facilities), provided that the Viking Nominees, Simmax Nominee and Remora Nominee must be present to form a quorum. If: (i) no such quorum is present within thirty (30) minutes following the time at which the meeting is scheduled to take place, the meeting shall stand adjourned to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place; (ii) no such quorum is present within thirty (30) minutes following the time at which the adjourned meeting is scheduled to take place, the meeting may proceed despite the absence of a quorum.

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2.10 Decisions of Directors. Any resolution of the Directors shall only be validly passed and effective if:

(a)	at a duly constituted meeting of the Directors, such resolution receives the affirmative vote of a majority of the Directors participating in the meeting (each Director having only one vote); or

(b)	all the Directors consent in writing to such resolution.

2.11 Casting Vote. The chairperson of any meeting of the Directors shall be the Chair of the Corporation. The chairperson shall not have a second, double, or casting vote if there is a tie in the votes cast at any meeting of the Directors.

2.12 Notice of Meeting of Shareholders. Any meeting of the Shareholders may be called by resolution of the Directors or by any Shareholder who owns not less than five percent (5%) of the outstanding Voting Shares entitled to vote at such meeting, on not less than fourteen (14) days’ Written Notice given to all the Shareholders of the Corporation who are entitled to vote, which notice shall set out the matters to be raised at such meeting, provided that all the Voting Shareholders of the Corporation may, by an instrument in writing delivered before or after the meeting or by participation at the meeting, waive notice of any meeting of Shareholders, in which event any such meeting shall be considered to be duly constituted notwithstanding the absence of notice in respect thereof.

2.13 Place and Frequency of Shareholders’ Meetings. Meetings of Shareholders may be held at any place within or outside of the Province of Alberta. The meetings shall permit all the Shareholders of the Corporation to participate in a meeting of Shareholders by means of such telephone, electronic, or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a Shareholder participating in such a meeting by such means is deemed for the purposes of the Agreement to be present at that meeting.

2.14 Quorum for Shareholders’ Meetings. A quorum for meetings of the Shareholders shall be two (2) Shareholders who together hold not less than two-thirds (66.67%) of the Voting Shares and one of whom must be a representative of Viking, and one of whom must be a representative of Simmax or Remora present in person or by means of conference telephone or other communications equipment as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously (and, for greater certainty, a meeting of the Shareholders may be constituted at which some Shareholders are present in person and other Shareholders are present by means of such communication facilities). If: (i) no such quorum is present within thirty (30) minutes following the time at which the meeting is scheduled to take place, the meeting shall stand adjourned to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place; (ii) no such quorum is present within thirty (30) minutes following the time at which the adjourned meeting is scheduled to take place, the meeting may proceed despite the absence of a quorum.

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2.15 Decisions at Shareholders’ Meetings. Subject to Section 2.17 below, any resolution of the Shareholders of the Corporation shall only be validly passed and effective if:

(a)

such resolution is voted on at a duly constituted meeting of the Shareholders entitled to vote thereon and the votes in favour of such resolution constitute at least fifty one percent (51%) of the total number of votes attached to all the then issued Shares for the time being enjoying voting rights at such meeting; or

(b)	all the Shareholders entitled to vote thereon consent in writing to such resolution.

2.16 Casting Vote. The chairperson of any meeting of the Shareholders shall be the chairperson of the Board of Directors. The chairperson of any meeting of the Shareholders shall not have a second, double, or casting vote if there is a tie in the votes cast at any meeting of the shareholders.

2.17 Special Approvals. No action shall be taken in regard to any of the following matters except with the prior express approval of the Shareholders who hold not less than two-thirds (66.67%) of the then issued and outstanding Voting Shares expressed by a resolution passed at a meeting of the Shareholders or signed in writing by all such Shareholders and any other consent or consents required by law by the holders of a class of shares voting separately and as a class:

(a)	any material change in the Business or any of the business lines as it is presently carried on;

(b)	the approval of, or the approval of any material alteration in, the annual operating budget, including capital expenditure plans, of the Corporation and/or any Subsidiary;

(c)

the establishment of or change to any dividend policy or other policy of the Corporation and/or any Subsidiary with respect to the distribution of surplus and the declaration or payment of any dividend or other distribution on any class of Shares;

(d)

any fundamental change to the corporate structure of the Corporation and/or any Subsidiary, including without limitation, in respect of each such entity: any amendment, modification, repeal or other variation to its articles, any amendment to its authorized share capital, or any proposal to create, reclassify, re-designate, subdivide, consolidate, or otherwise change any Shares (whether issued or unissued) or partnership units, as the case may be;

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(e)	the creation of any subsidiary of the Corporation and/or any Subsidiary;

(f)

the issuance of any Shares in the capital of the Corporation and/or any Subsidiary or any securities, warrants, options or rights convertible into, exchangeable for, or carrying the right to subscribe for or purchase, Shares in the capital of the Corporation and/or any Subsidiary, as the case may be;

(g)

the redemption or purchase for cancellation of any Shares in the capital of the Corporation and/or any Subsidiary, or any other return of capital by the Corporation and/or any Subsidiary, other than any purchase of Shares in accordance with this Agreement;

(h)	the conversion, exchange, reclassification, re-designation, subdivision, consolidation, or other change of or to any Shares in the capital of the Corporation and/or any Subsidiary;

(i)

the acquisition or commencement of any business other than the Business or the entering into of any amalgamation, merger, partnership, joint venture, or other combination, or any agreement with respect to any of the foregoing, with any Person or business by the Corporation and/or any Subsidiary;

(j)

any dissolution, liquidation, or winding-up of the Corporation and/or any Subsidiary or other distribution of the assets of the Corporation and/or any Subsidiary for the purpose of winding-up its affairs, whether voluntary or involuntary, except where such dissolution, liquidation, or winding-up or other distribution is done voluntarily by the Corporation and/or any Subsidiary in order to reorganize its corporate structure, provided that the Board determines (without inquiring into or giving effect to the personal circumstances of any individual Shareholder) that the interests of no one Shareholder shall be disproportionately adversely affected vis-à-vis the interests of any other Shareholder by such reorganization;

(k)

any transaction between the Corporation and/or any Subsidiary (1) and any person not dealing at Arm’s Length with the Corporation and/or any Subsidiary or any of the Shareholders; (2) with any person or business not in the ordinary course of business; or (3) for the benefit of any of the Shareholders or any person not dealing at Arm’s Length with the Corporation and/or any Subsidiary or any of the Shareholders, including any guarantee by the Corporation and/or any Subsidiary of any obligations of any such person; provided, however, that the Corporation and each Subsidiary may enter into employment agreements with its employees in the ordinary course of business;

(l)

any capital expenditure of the Corporation of one or a series of separate transactions related to the same capital expenditure in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) or more;

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(m)	any declaration or payment of dividends by the Corporation or other similar payment or distribution by the Corporation to any of the Shareholders or any person not dealing at Arm’s Length with them;

(n)

any declaration or payment of bonuses, profit sharing, retirement allowances or other such distributions by the Corporation and/or any Subsidiary to any officer, director, or employee of the Corporation and/or any Subsidiary;

(o)

the hiring or dismissal by the Corporation and/or any Subsidiary of officers for the positions listed in Section 2.18 of this Agreement and the determination of, or any material alteration in, the remuneration and compensation of such officers;

(p)

any sale, proposed sale, lease, exchange, or other disposition of all or a substantial portion of the property, assets, or business of the Corporation and/or any Subsidiary, other than in the ordinary course of business;

(q)

any purchase of assets or shares by the Corporation and/or any Subsidiary other than in the ordinary course of business or for the purpose of short-term investment of surplus funds, including without limitation any investment in or purchase of any business by the Corporation and/or any Subsidiary, whether directly or by acquiring the entity through or by which the business is operated or in any other manner;

(r)

any borrowing or other financing by the Corporation and/or any Subsidiary or the application for, or obtaining of, any line of credit by the Corporation and/or any Subsidiary from any financial institution or any material alteration in such financing arrangements, other than in the ordinary course of business;

(s)

the creation of any assignment, mortgage, charge, pledge, encumbrance of, or granting of a security interest in, property or assets of the Corporation and/or any Subsidiary, other than in the ordinary course of business;

(t)	any provision of any guarantee, indemnity, or other financial support by the Corporation and/or any Subsidiary;

(u)	any change in the auditors or the accountants of the Corporation and/or any Subsidiary; or

(v)	any change in the registered office of the Corporation and/or any Subsidiary.

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Notwithstanding the foregoing, any of the actions specified in Sections 2.17 (d), (f), (g) and (h), shall require the affirmative vote of Simmax as part of the required 66.67% shareholder approval.

2.18 Officers. The officers of the Corporation shall be as follows:

Office	Name
Chairman	Daryl Kruper
President	Ryan Yamniuk
Senior Vice-President	Brent Fisher
Vice-President, Finance	Brad Kruper
Vice President, Production & Engineering	Santokh Sahota

Subject to the terms of this Agreement, all other officers of the Corporation and replacements of the foregoing shall be appointed by the majority of the Directors from time to time.

2.19 Execution of Contracts. Subject to Section 2.17, (a) any corporate contracts involving a commitment by the Corporation which is less than or equal to One Hundred Thousand Dollars ($100,000.00) or any amendment to such a contract, or a contract of a greater amount that has specifically been approved of in the budget process, must be approved and signed by any one (1) officer of the Corporation; (b) any contracts or amendments thereto involving a commitment by the Corporation which is greater than One Hundred Thousand Dollars ($100,000.00) but less than Three Hundred Thousand Dollars ($300,000.00) must be approved and signed by two (2) officers of the Corporation; and (c) any contracts or amendments thereto involving a commitment by the Corporation which is greater than Three Hundred Thousand Dollars ($300,000.00) must be approved and signed by two (2) officers of the Corporation and a Viking Nominee or Viking can delegate signing authority to Remora.

2.20 Books and Records. The Corporation shall maintain books of account at its head office which shall contain accurate and complete records of all transactions, receipts, expenses, assets, and liabilities of the Corporation. The Corporation shall provide all Shareholders with reasonable access to such books and records. Proper books of account and entries shall be made therein of all matters, transactions, and things as are usually written and entered in books of account kept by Corporations engaged in concerns of a similar nature together with all books, securities, letters and other things belonging to or concerning how the Corporation's business is being carried on and each of the Shareholders shall have free access at all times to examine and copy them and shall at all times furnish to the other Shareholders correct information, accounts, and statements of and concerning all transactions pertaining to the Corporation without any concealment or suppression. Each Shareholder shall also be entitled from time to time, during usual business hours on reasonable notice to the Corporation, to examine (or cause its representatives to examine): (i) the Articles and the By-laws; and (ii) the minute books of the Corporation.

2.21 Information to be Provided to Shareholders. The Corporation shall maintain proper, complete, and accurate books and accounts in accordance with generally accepted accounting principles consistently applied and in effect from time to time. The Corporation shall supply on a timely basis all necessary financial and other information to the Shareholders as of the end of their respective fiscal and/or tax accounting years in order to permit each Shareholder to comply on a timely basis with his/its respective reporting, tax, and other requirements imposed by law or otherwise. Each Shareholder shall also be entitled to receive from the Chair of the Corporation:

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(a)

As soon as practicable but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, a copy of the Corporation’s Financial Statements for such fiscal quarter and year to date;

(b)

As soon as practical but in any event within one hundred twenty (120) days following the end of each fiscal year of the Corporation, a copy of the Corporation’s Financial Statements for such fiscal year, including a balance sheet as at the end of such fiscal year and statements of changes in financial position and profit and loss for such fiscal year, together with notes to such financial statements, management’s discussion and analysis of financial condition and results of operation, comparative statements for the prior fiscal year, a comparison to the statements included in the last approved business plan;

(c)

Upon becoming aware that the same may be threatened or pending, and in any case immediately after the commencement thereof, a notice of any dispute, litigation or arbitration or other proceedings (including any regulatory investigations or alleged misconduct) before or of any government authority or any other person which might have a material adverse effect on the business, assets, liabilities, financial condition, results of operations or business prospects of the Corporation; and

(d)

A copy of any notice or statement given by the Corporation to the lenders, or received by the Corporation from the lenders, in connection with a breach of, or failure to perform, any covenant in relation to indebtedness of the Corporation for borrowed money, which copy shall be given contemporaneously with the giving of such notice or statement to the lenders.

2.22 Bankers, Banking and other Documents. Until changed by a resolution of the Directors, TD Bank shall be the bankers of the Corporation (the “Bank”). The Corporation shall maintain such bank accounts as the Corporation may from time to time require, at the Bank or at such other bank or trust company as the Directors may from time to time determine. All bank accounts shall be kept in the name of the Corporation and all cheques, bills, notes, drafts, or other instruments shall be executed as set out in the Corporation’s banking resolution. All monies received from time to time for the account of the Corporation shall be deposited immediately into those bank accounts for the time being in operation, and all disbursements on account of the Corporation shall be made by cheque drawn on such bank accounts.

2.23 Dividend Policy. Subject to the Act, the Articles, and the terms of this Agreement (including, without limitation, Subsection 2.17(c)), the Board shall, when it deems advisable, calculate and distribute the profits of the Corporation by way of dividends, or such other distribution on Shares as the Board may, in its discretion, deem appropriate. Notwithstanding the forgoing, the parties agree that it may be in the best interests of the Shareholders to distribute all net income after taxes not otherwise required to fund the operations and growth of the Corporation.

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2.24 Remuneration Policy. Subject to the terms of this Agreement (including, without limitation, Subsection 2.17(o)), the Board shall fix the compensation paid to the officers of the Corporation and from time to time amend the same.

2.25 Share Valuation. The Shareholders shall, at the end of each fiscal period, determine and assign a value for each class of Shares, in accordance with the Share valuation formula set out in Schedule C.

ARTICLE 3
CORPORATE FINANCE AND CAPITAL REQUIREMENTS

3.1 Shareholder Loans. Upon agreement of all Directors, each of the Shareholders may advance to the Corporation, as a loan, an amount to be determined by the parties, and the Corporation shall issue a receipt to evidence its receipt of any amount so advanced. Subject to any other terms of this Agreement, and provided that each of the Shareholders advance the aforesaid amount to the Corporation as a loan, and unless the Shareholders otherwise agree:

(a)	interest shall be payable at a per annum rate of three percent (3%) plus the Prime Rate on or with respect to any unpaid portion of such loans;

(b)	loans equal to or in excess of One Hundred Thousand Dollars ($100,000.00) shall be secured and loans less than said amount shall be unsecured; and

(c)

at any time when the Corporation makes a payment to a Shareholder (the “Initial Shareholder”) on account of the indebtedness of the Corporation to the Initial Shareholder, it shall at the same time make payment to each other Shareholder (collectively, the “Secondary Shareholders” and individually, the “Secondary Shareholder”) on account of the indebtedness of the Corporation to the Secondary Shareholder so that the payment received by each Secondary Shareholder from the Corporation is proportional to the amount paid to the Initial Shareholder as the total indebtedness of the Corporation to the Secondary Shareholders is to the indebtedness of the Corporation to the Initial Shareholder.

3.2 Recourse Borrowing. The parties acknowledge and agree that it is their common intention to obtain funds required for the Corporation by way of a loan from a chartered bank or other financial institution. No plan or arrangement shall be implemented which requires any of the Shareholders to guarantee any loan to the Corporation unless all of the Shareholders agree in writing to the implementation of such plan or arrangement.

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3.3 Pre-Emptive Rights Respecting the Issuance of Shares. Subject to the provisions of Section 2.17(f), the Board may determine to raise additional funds through the issuance of Shares. No Shares shall be issued unless they shall have first been offered to the Shareholders at such price and on such terms as such Shares are to be offered to others. If Shares are to be issued, they shall be offered to the Shareholders pro rata, in the proportion of that Shareholder’s holdings of Shares to the aggregate number of Shares then outstanding. A notice of any offer to issue Shares shall be sent to each Shareholder and shall contain the information required by Section 3.4. Each Shareholder shall send a notice to the Secretary of the Corporation of the acceptance by it of any or all of the Shares offered to it pursuant to the notice. If a Shareholder does not accept any or all of the Shares offered to it within the period prescribed in the notice, the other Shareholders (if they have accepted all of the Shares offered to them) shall be offered, pro rata, the Shares which have not been accepted. After all Shareholders have declined or been deemed to have accepted, the Corporation shall issue any Shares which have been accepted to the appropriate Shareholders in consideration for their issue price. The Corporation shall then have the next four (4) full calendar months within which it may issue those Shares not accepted as aforesaid to Persons other than Shareholders on terms no less favourable to the Corporation than those upon which such Shares were offered to the Shareholders. If the Corporation does not issue such Shares within those four (4) calendar months, the Shareholders shall again be entitled to exercise the foregoing pre-emptive rights. The provisions of this Section 3.3 shall apply, mutatis mutandis, to securities that by their terms or by agreement are convertible into, exchangeable for, or carry the right to purchase Shares.

3.4 Notice. A notice required by Section 3.3 shall specify the total number of Shares then being offered for allotment and issue, the issue price for each Share and the number of Shares being offered to the Shareholder to whom the notice is addressed, and shall limit the time (to be not less than fifteen (15) Business Days from the date in which such notice is deemed to have been given) within which such offer, if not accepted, will be deemed to be declined.

ARTICLE 4
INDEMNITY

4.1 Indemnity. Each Shareholder hereby agrees to indemnify, hold harmless, reimburse, and defend each and every other Shareholder (referred to as an “Indemnified Shareholder”), for, from, and against any and all liability, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements) and any claim thereof or therefor which:

(a)	is asserted against, imposed on, or incurred or sustained by any Indemnified Shareholder (regardless of the form or nature of such liability, damage, loss, expense, or claim); and

(b)	results from, arises out of, or is connected with the non-fulfillment or breach by any Shareholder of any covenant in or obligation under this Agreement.

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ARTICLE 5
CONFIDENTIAL INFORMATION

5.1 Confidential Information.

(a)

Each Shareholder and Principal acknowledges that they may from time to time be entrusted with types of confidential information, including without limitation, intellectual property, customer lists, financial information, marketing strategies, production techniques, software, and other information of a privileged and confidential nature which, upon disclosure, would be highly prejudicial to the interests of the Business, the Corporation and/or any Subsidiary (collectively the “Confidential Information”).

(b)

Each Shareholder and Principal acknowledges and agrees that the right to possess and maintain confidential all such Confidential Information constitutes a proprietary right of the Corporation and/or any Subsidiary, which the Corporation and/or any Subsidiary is entitled to protect.

(c)

Each Shareholder and Principal agrees that they will not at any time, whether then a Shareholder or a Principal or not, directly or indirectly, disclose Confidential Information to any Person not authorized by the Corporation to receive such information, other than such party’s own professional advisors on a need-to-know basis.

(d)

Each Shareholder and Principal shall return to the Corporation all property, written information, and documents of the Corporation and all Confidential Information and all copies of the same, whether in written, electronic, or other form forthwith upon his cessation as a Shareholder or Principal, as the case may be.

(e)

For greater certainty, nothing in this Agreement imposes liability upon any Shareholder or Principal for making disclosures of Confidential Information where such disclosure (i) is required by law or court order; or (ii) is occasioned through theft, lawful or unlawful search and seizure, or through any other means beyond the reasonable control of the Shareholder.

5.2 Disparaging Comments. Each of the parties hereto covenants and agrees that it is strictly prohibited, at all times (whether then a Shareholder or Principal or not), from making any representations, statements, remarks, and/or any comments whatsoever to any Person, when said representations, statements, remarks, and/or comment can be reasonably interpreted by any party as being disparaging to, and/or adversely affecting, or in any way being harmful to the parties hereto, their affiliates, the Corporation and/or any Subsidiary and/or its goodwill.

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5.3 Survival. The obligations of each Shareholder under this Article 5 shall survive said Shareholder ceasing to be a shareholder of the Corporation.

ARTICLE 6
FAMILY LAW

Intentionally Deleted.

ARTICLE 7
RESTRICTIONS ON TRANSFER

7.1 Restriction. Except as otherwise provided for herein or with the unanimous consent of the Shareholders, no Shareholder shall directly or indirectly sell, assign, transfer, give, devise, bequeath, mortgage, pledge, hypothecate, or otherwise dispose of, alienate or in any way encumber or create a security interest in, or grant any option on (each said act referred to herein as a “Transfer”) any of the Shares owned by said Shareholder. Any attempted Transfer of Shares made in violation of this Agreement shall be null and void. Neither the Board nor the Shareholders shall approve or ratify any Transfer of Shares made in contravention of this Agreement and the Corporation shall not permit any such Transfer to be recorded on the share register of the Corporation maintained for the Shares.

7.2 Suspension of Rights. From and after the date of an attempted Transfer, unless otherwise expressly provided for in this Agreement, all rights of the Shareholder purporting to make the Transfer shall be suspended and inoperative, and no Person shall be entitled to vote such Shares or receive dividends or other distributions from the Corporation until the Transfer is rescinded by the transferor and transferee.

7.3 Permitted Transfer. Each Shareholder (in this Section, a “Transferor”) shall be entitled, upon prior written notice to the Corporation and the other Shareholders, to Transfer the whole or any part of its Shares to any Permitted Transferee of the Transferor. No such Transfer shall be or become effective until the Permitted Transferee executes and delivers to the Corporation a counterpart copy of this Agreement or a written agreement in form and substance satisfactory to the other parties agreeing to be bound by the terms and conditions of this Agreement. No such Transfer shall release or discharge the Transferor from any of its liabilities or obligations under this Agreement until it becomes effective and then only to the extent provided in this Agreement. The provisions of this Agreement shall apply to both the Shareholder and the Principal, mutatis mutandis, as the case may be.

7.4 Principal not to Cease being in Control of Shareholder Corporation. Except with the prior written consent of all Shareholders, no Principal that is in Control of a Shareholder, other than in the case of Viking or Remora at any time, or in the case of Simmax at any time prior to the two (2) year anniversary of this Agreement, shall cease to be in Control of such Shareholder at any particular time when such corporation is a Voting Shareholder.

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ARTICLE 8
TRANSFERS TO THIRD PARTIES; RIGHT OF FIRST REFUSAL

8.1 Sale of Shares to Third Party. If any Shareholder (the “Offeror”) receives a bona fide written offer (a “Third-Party Offer”) from any Person dealing at Arm’s Length with the parties (the “Buyer”) to purchase any or all of the Shares owned by the Offeror (the “Purchased Shares”), which Third-Party Offer is acceptable to the Offeror, the Offeror shall, by notice in writing to the other Shareholders (the “Offerees”), make an offer (the “Offer”) to sell the Purchased Shares to the Offerees at the same price and upon the same terms and conditions as are contained in the Third-Party Offer.

8.2 The Offer. The Offer shall: (i) identify in reasonable detail the Buyer and, if the Buyer is not an individual, identify those Persons who, together with their Associates and Affiliates, Control the Buyer; (ii) be accompanied by a true copy of the Third-Party Offer setting forth all of the terms and conditions of the Third-Party Offer; and (iii) provide such information concerning the business experience and expertise of the Buyer and its financial condition as is reasonably available to the Offeror. The Offer shall not be revocable except with the consent of the Offerees.

8.3 The Offer Period. Each Offeree shall have a period of thirty (30) days from the date the Offer is received (the “Offer Period”) to accept the Offer in writing (an “Acceptance Notice”), and each Offeree who accepts such Offer shall specify the maximum number of Purchased Shares it wishes to acquire (which number may be greater than or less than its pro rata entitlement).

8.4 Acceptance of Offer.

(a)

If any Offeree does not give an Acceptance Notice or if an Offeree specifies in its Acceptance Notice a number of Purchased Shares less than its pro rata entitlement, then any unaccepted Purchased Shares are deemed to have been offered, by the Offeror, to any Offerees who specified in their Acceptance Notice a desire to acquire a number of the Purchased Shares greater than their pro rata entitlement, and each such Offeree is, subject to the maximum number of Purchased Shares specified in its Acceptance Notice, entitled to acquire its pro rata share of the unaccepted Purchased Shares based upon the number of Shares beneficially owned by such Offerees, as between themselves, or in such other proportion as such Offerees agree in writing.

(b)

If the Offerees, or any of them, give Acceptance Notices within the Offer Period confirming their agreement to purchase all of the Purchased Shares, the sale of the Purchased Shares to such Offerees will be completed in accordance with Section 8.5.

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(c)

If the Offeror does not receive Acceptance Notices from the Offerees within the Acceptance Period confirming their agreement to purchase all of the Purchased Shares, the rights of the Offerees to purchase the Purchased Shares cease, and the Offeror may, subject to the prior repayment of any loan(s) to the Corporation, sell the Purchased Shares to the Buyer at the price and upon the terms and conditions specified in the Third-Party Offer. Any transfer to the Buyer pursuant to this Article 8 must be completed within 60 days following the expiry of the Offer Period, failing which the provisions of this Agreement again apply to any proposed transfer of Shares by the Shareholder, and so on from time to time.

(d)	All Acceptance Notices or other notices under this Article 8 must be given concurrently to all Offerees and to the Corporation.

8.5 Closing. The closing of the transaction of purchase and sale pursuant to the Offer (a “Sale Transaction”) shall take place on the date which is thirty (30) days after the expiry of the Offer Period.

8.6 Buyer Becoming Party to Shareholder Agreement. Notwithstanding any other provision of this Agreement, any sale, transfer, assignment, disposition, or issue of Shares (any such sale, transfer, assignment, disposition or issue of Shares being hereinafter in this Article referred to as a “Transaction”) by a Shareholder or the Corporation at any time to any person (hereinafter in this Article referred to as the “Transferee”) who is not bound by this Agreement at such time shall be subject to the provisions of this Article. The Transaction shall not be permitted and shall not be completed unless at or prior to the time of completing the Transaction the Transferee becomes bound by this Agreement.

8.7 Piggy-Back Requirement.

(a)

Subject to the right of first refusal set out in Sections 8.1 through to and including 8.6, if an Offeror is entitled and proposes to sell more than fifty percent (50%) of all of the issued and outstanding Voting Shares in accordance with the Third-Party Offer pursuant to Section 8.1 above, the Offeror shall, at least fourteen (14) days prior to the date specified for completion of the Third Party Offer, give notice in writing (a “Disposition Notice”) to the Offerees.

(b)

Each Offeree shall have the right, exercisable within five (5) days of receipt of a Disposition Notice, upon notice in writing to the Offeror and the Buyer (the “Piggy-back Notice”), to require the Buyer to purchase all but not less than all of the Shares held by such Offeree, at the time of completion of, and upon the same terms and conditions as those contained in, the Third-Party Offer.

(c)

If any Offeree gives a Piggy-back Notice to the Offeror and the Buyer within such period, then the Offeror shall be entitled to sell the Purchased Shares to the Buyer pursuant to the Third Party Offer only if such Buyer also offers to purchase from the Offeree all of the Shares held by the Offeree, conditional upon the completion of the transaction of purchase and sale contemplated in the Third-Party Offer.

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(d)

The Shareholders who have accepted or been deemed to have accepted an offer under this Section 8.7 shall be the “Vendor” and the Shareholders who have elected or are required to purchase Shares under this Section 8.7 shall be the “Purchaser”.

8.8 Drag-Along Requirement.

(a)	Subject to the right of first refusal set out in Sections 8.1 through to and including 8.6, in the event that:

(i)

a bona fide offer by a third party (a “Drag-Along Offer”) is made or proposed to any Shareholder or Shareholders and/or to the Corporation that provides for the purchase of all of the Shares of the Corporation or substantially all of the assets of the Corporation, for cash or cash equivalent; and

(ii)	the Drag-Along Offer has been irrevocably accepted by Shareholders holding not less than two-thirds (66.67%) of the then issued and outstanding Voting Shares held by all Shareholders;

then any Shareholder who has not accepted the Drag-Along Offer shall be deemed to have done so upon being notified by such third-party offeror or the Corporation of the names of Shareholders who have irrevocably accepted such Drag-Along Offer and the number of Voting Shares in respect of which they have accepted the Drag-Along Offer.

(b)

Each Shareholder will participate fully in any such Drag-Along Offer and vote in favour of any such transaction or series of transactions and take all actions required in connection therewith including: (i) the execution of any resolutions, agreements and collateral documents; and (ii) any amendment to the Articles of the Corporation. Each Shareholder waives any statutory right of dissent and/or appraisal remedy to which it would otherwise be entitled in connection with any transaction contemplated in this Section 8.8.

(c)	No Shareholder is obligated to tender Shares pursuant to this Section 8.8 and the obligations of the Corporation do not apply unless:

(i)

the terms of the Drag-Along Offer that are applicable to the Shareholder are, on the whole, at least as favourable to the Shareholder as the terms applicable to the holders of two-thirds (66.67%) of the outstanding Voting Shares that accept or approve the offer pursuant to paragraph 8.8(a)(ii); and

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(ii)	the maximum liability of the Shareholder pursuant to the terms of the transaction contemplated by the Drag-Along Offer does not exceed the value of the consideration received by the Shareholder under that transaction.

(d)

If a Shareholder is deemed to have accepted the Drag-Along Offer, the Shareholder will co-operate fully with the third-party offeror and the Corporation in order to complete the transaction contemplated in the Drag-Along Offer. If the Shareholder, in the opinion of the holders of a majority of 51% of the Shares as evidenced by a notice to such Shareholder, fails to reasonably co-operate with the third party offeror or the Corporation in this regard, then the Secretary or the President of the Corporation is deemed to be irrevocably constituted and appointed as the true and lawful attorney for the Shareholder with authority to do all things and execute and deliver, on behalf of and in the name of the Shareholder, such deeds, transfers, consents, resolutions, share certificates, resignations or other documents as may be necessary to complete the transaction or series of transactions and to otherwise evidence full compliance with the terms of this Section 8.8. The power of attorney granted in this Section 8.8(d) is not intended to be a continuing power of attorney. The execution of this Agreement does not terminate any continuing powers of attorney granted by a Shareholder previously and this power of attorney will not be terminated by the execution by a Shareholder in the future of a continuing power of attorney, and each Shareholder hereby agrees not to take any action that results in the termination of this power of attorney.

(e)

Upon completion of the sale to the third-party offeror, the Shareholders will distribute the aggregate proceeds of the sale among the Shareholders in the same manner that assets of the Corporation would be distributed as provided in the Articles.

(f)	A Shareholder that accepts or is deemed to accept a Drag-Along Offer is not required to comply with the provisions of Sections 8.1 to 8.7, inclusive.

8.9 Section Definitions. All definitions in this Article 8 apply to this Article only.

ARTICLE 9
PUT/CALL PROVISIONS

9.1 Grant of Put Option - SIMMAX

Viking hereby irrevocably grants Simmax the option, which may be exercised, in whole or in part, at any time and from time to time (with at least ninety (90) days between transactions) after July 1, 2024 and prior to July 1, 2026 to require Viking to purchase, and Viking shall purchase from Simmax all or any part of the Shares held by Simmax payable in cash on closing at a purchase price for such Shares equal to the greater of: (a) the portion of seven (7) times EBITDA of the Corporation for the immediately prior fiscal year attributable to such Shares; and (b) the Fair Market Value of such Shares.

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If Simmax is electing to sell all of its remaining Shares, and if the Corporation has achieved certain earnings targets previously agreed to in writing between Viking, the Corporation and the management team, the Corporation and Viking shall ensure that the Corporation’s management team receive, collectively, at no cost to them, not less than 10% of the total issued and outstanding Shares of the Corporation.

9.2 Grant of Put Option – Remora

Viking hereby irrevocably grants to Remora the option, which may be exercised, in whole or in part, at any time and from time to time (with at least ninety (90) days between transactions) after July 1, 2024 and prior to July 1, 2026 to require Viking to purchase, and Viking shall purchase from Remora all or any part of the Shares held by Remora payable in cash on closing at a purchase price for such Shares equal to the greater of: (a) the portion of 7 times EBITDA of the Corporation for the immediately prior fiscal year attributable to such Shares; and (b) the Fair Market Value of such Shares.

9.3 Grant of Call Option - Simmax

Simmax hereby irrevocably grants to Viking the option, which may be exercised, in whole or in part, at any time and from time to time (with at least ninety (90) days between transactions) after July 1, 2024 and prior to July 1, 2026, to require Simmax to sell and Viking to purchase from Simmax all or any part of the Shares held by Simmax, payable in cash on closing at a purchase price for such Shares equal to the greater of: (a) the portion of 8 times EBITDA of the Corporation for the immediately prior fiscal year attributable to such Shares; and (b) the Fair Market Value of such Shares.

If Simmax is required to sell all of its remaining Shares, and if the Corporation has achieved certain earnings targets previously agreed to in writing between Viking, the Corporation and the management team, the Corporation and Viking shall ensure that the Corporation’s management team receive, collectively, at no cost to them, not less than 10% of the total issued and outstanding Shares of the Corporation.

9.4 Grant of Call Option Remora

Remora hereby irrevocably grants to Viking the option, which may be exercised, in whole or in part, at any time and from time to time (with at least ninety (90) days between transactions) after July 1, 2024 and prior to July 1, 2026, to require Remora to sell and Viking to purchase from Remora all or any part of the Shares held by Remora, payable in cash on closing at a purchase price equal for such Shares to the greater of: (a) the portion of 8 times EBITDA of the Corporation for the immediately prior fiscal year attributable to such Shares; and (b) the Fair Market Value of such Shares.

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9.5 Notice of Exercise

(a)	The put options set out in Sections 9.1 and 9.2 may be exercised by Remora and/or Simmax by giving at least sixty (60) days prior written notice to Viking in accordance herewith.

(b)	The call options set out in Sections 9.3 and 9.4 may be exercised by Viking by giving at least sixty (60) days prior written notice to Remora and/or Simmax in accordance herewith.

9.6 Auditor’s Determination

Unless otherwise agreed, the Corporation shall cause the auditors of the Corporation, at the Corporation’s cost to prepare the Fair Market Value calculation required hereunder.

9.7 Completion

The purchase and sale contemplated in this Article shall be completed within ninety (90) days of the purchase price being determined. Article 14 of this Agreement shall apply where relevant to this Article.

ARTICLE 10
BANKRUPTCY OR INSOLVENCY

10.1 Event of Bankruptcy or Insolvency. In the event that a Shareholder (the “Insolvent Shareholder”) is adjudicated bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by a third party seeking relief, reorganization, or rearrangement under any laws relating to insolvency in any jurisdiction whatsoever, or a receiver, liquidator, or trustee is appointed in respect of any property or assets of the party, or an order is made for the liquidation, dissolution, or winding up of the party, or a judgment is granted by a court against a party and said party fails to satisfy said judgment within a period of thirty (30) days of the date of said judgment, or a party declares bankruptcy or makes an assignment for the benefit of creditors, or has a receiving order made against him (the “Insolvency”), then the following shall apply:

(a)	At the option of the remaining Shareholders (the “Remaining Shareholders”) either:

(i)

the Insolvent Shareholder shall be deemed to have offered to sell all of his Shares to the other Shareholders (the “Remaining Shareholders”) and the Remaining Shareholders shall have the option to purchase all (but not less than all) of the Shares owned by the Insolvent Shareholder (the “Offered Shares”), with each Remaining Shareholder purchasing a portion of the Insolvent Shareholder’s Shares equal to the proportion of the number of Shares owned by the Remaining Shareholder to the total number of Shares held by Remaining Shareholders (but such Remaining Shareholders may agree among themselves to purchase the Shares of the Insolvent Shareholder in different proportions and such purchase may be made by any of the Remaining Shareholders jointly or by any one of them alone); or

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(ii)

the Insolvent Shareholder shall be deemed to have offered to sell all of his Shares to the Corporation and the Corporation shall have the option to purchase all (but not less than all) of the Shares owned by the Insolvent Shareholder (the “Offered Shares”).

(b)

Regardless of whether the Corporation purchases the Offered Shares or the Remaining Shareholders purchase said Offered shares, the purchase price of the Offered Shares shall be Fair Market Value of the Offered Shares as on the day before the date on which the Insolvent Shareholder met any of the circumstances set out in the opening paragraph of this Section 10.1 above. This share valuation shall be made in accordance with the provisions of Schedule C attached hereto within forty-two (42) days of the earlier of the date the Insolvent Shareholder advised the Remaining Shareholders in writing of the Insolvency and the date on which the Remaining Shareholders became aware of the Insolvency.

(c)

Within thirty (30) days from receiving the valuation of the Offered Shares the Remaining Shareholders shall give notice to the Insolvent Shareholder of their intention to either: (i) purchase the Offered Shares, if they intend to do so; or (ii) have the Corporation purchase the Offered Shares. If the Remaining Shareholders provide such notice, the transaction pursuant to said notice shall be completed within twenty (20) days after the date of the giving of notice at the Corporation's registered office where delivery of the Offered Shares shall be made by the Insolvent Shareholder with good title, free and clear of all liens, charges, and encumbrances. The purchase price for the shares shall be paid in equal consecutive monthly installments over a period of two (2) years from the date of purchase, with interest accumulating at a rate of the Bank’s prime rate plus one percent (1%), the first of such installments to become due and payable one (1) month after the date of the purchase. Provided that whenever the Remaining Shareholder or Corporation (as the case may be) is not in default in payment of principal on the balance of said purchase price, the Remaining Shareholder or Corporation (as the case may be) shall have the privilege of prepaying at any time or times all or any part of the principal balance outstanding at such time or times without notice or bonus.

10.2 Principal of a Shareholder. If an Insolvency occurs with respect to any Principal, the provisions of Section 10.1 shall apply mutatis mutandis with respect to any Shares held by the Related Shareholder(s) of such Principal.

10.3 Section Definitions. All definitions in this Article 10 apply to this Article only.

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ARTICLE 11
DEFAULT, BREACH, OR TERMINATION FOR CAUSE

11.1 Events of Default. An “Event of Default” shall be deemed to occur with respect to a Shareholder (the “Defaulting Shareholder”) if:

(a)	such Shareholder is found to have committed a material breach of this Agreement as determined by the Board of Directors, acting reasonably; or

(b)

such Shareholder fails to perform or observe any other term or condition of this Agreement and such failure continues for a period of ninety (90) days following written notice thereof from any Shareholder or the Corporation.

11.2 Rights Upon Default. In addition to any rights or remedies that may be available to the other Shareholders or the Corporation, if an Event of Default occurs with respect to a Defaulting Shareholder and such Event of Default is not challenged or disputed by the Defaulting Shareholder, then while the Event of Default is continuing:

(a)	the Corporation shall have the option to purchase the Shares of the Defaulting Shareholder for a value determined in accordance with Section 11.4; and

(b)

the Defaulting Shareholder shall lose, during the currency of such Event of Default, all voting rights in the Corporation, including the right to appoint a Director and during such period the nominated Director of such Shareholder shall be deemed to have resigned as an officer and/or director, as the case may be.

11.3 Notice of Default. The following provisions shall be applicable to any incident arising under this Article:

(a)

Either the Chairman or President of the Corporation shall provide Written Notice to the Defaulting Shareholder (with such notice to be provided contemporaneously to the Board) setting out the factual basis of the alleged default;

(b)

provided the alleged Event of Default has arisen under Section 11.1(a), the Defaulting Shareholder shall have ten (10) Business Days to reply to the Board in writing explaining why the incident(s) in question is/are not an Event of Default (the “Notice of Objection”), failing which it will be deemed to be an Event of Default. Upon receipt of the Notice of Objection the matter shall be referred for dispute resolution and resolved in accordance with the provisions set out in Article 15.

(c)

Provided the Chairman or President of the Corporation has reasonable evidence regarding an alleged default under any of Section 11.1(b), such an incident will be deemed to be an Event of Default upon presenting such evidence of the same to the Board.

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(d)

Upon the occurrence of an Event of Default for which the Defaulting Shareholder has failed to provide a Notice of Objection or in the event of an Event of Default under Section 11.1(b), the Corporation may elect to purchase all of the Shares of the Defaulting Shareholder in accordance with this Article by giving notice to the Defaulting Shareholder on or before the thirtieth (30th) Business Day following receipt of the notice contemplated by Section 11.3(a); and

(e)

The purchase price for the Shares to be purchased pursuant to this Section 11.3 shall be determined in accordance with the provisions of Section 11.4. The purchase price, together with any other monies owing to the Shareholder and/or the Principal at the time of determination of the Event of Default, shall be paid in eight (8) consecutive equal annual installments, without interest, commencing on the first anniversary of such Event of Default.

11.4 Share Valuation. The purchase price for each Share shall be calculated in accordance with the provisions in Schedule C.

11.5 Principal of a Shareholder. If an Event of Default occurs with respect to any Principal, the provisions of Section 11.1 shall apply mutatis mutandis with respect to any Shares held by the Related Shareholder(s) of such Principal.

11.6 Section Definitions. All definitions in this Article 11 apply to this Article only.

ARTICLE 12
DISABILITY OF A SHAREHOLDER/PRINCIPAL

Intentionally Deleted.

ARTICLE 13
DEATH OF A SHAREHOLDER

Intentionally Deleted.

ARTICLE 14
GENERAL SALE PROVISIONS

14.1 Application of Sale Provisions. Except as may otherwise be expressly provided in this Agreement or the Schedules hereto, the provisions of this Article shall apply to any sale of Shares between or among Shareholders, or any sale of Shares by a Shareholder to a third party or, to the extent applicable, between Shareholders and the Corporation pursuant to the provisions of this Agreement (the “Sale Transaction”). For the purpose of this Article: the term “Vendor” shall mean the transferring Shareholder; “Purchaser” shall mean the acquiring party; and the “Purchased Shares” shall mean the Shares being transferred with respect to any Sale Transaction.

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14.2 Obligations of Vendor. At or prior to the time of closing, the Vendor shall:

(a)	Assign and transfer to the Purchaser the Purchased Shares and deliver the share certificate(s) representing the Purchased Shares duly endorsed for transfer to the Purchaser or as directed by him;

(b)	Do all other things required in order to deliver good and marketable title to the Purchased Shares to the Purchaser free and clear of any liens whatsoever;

(c)

Deliver to the Corporation and the Purchaser all necessary documents (which documents shall be in form and substance reasonably satisfactory to the solicitors for the Purchaser) required to transfer to the Purchaser the indebtedness of the Corporation and the other Shareholders to the Vendor or to otherwise comply fully with the intent of this Agreement;

(d)	Deliver to the Corporation signed resignations of the Vendor and his nominees, if any, as Directors, officers and employees of the Corporation, as the case may be;

(e)

Deliver to the Corporation releases by the Vendor and his nominees, if any, of all claims against the Corporation with respect to any matter or thing up to and including the time of closing in their capacities as Directors, officers, Shareholders, employees, or creditors of the Corporation, as the case may be, except for any claims which might arise out of the Sale Transaction;

(f)

Deliver to the remaining Shareholders releases by the Vendor and his/her nominees, if any, all claims against each remaining Shareholder and their respective nominees, if any, in their capacities as a Shareholder, Director or officer of the Corporation, except for any claims which might arise out of the Sale Transaction; and

(g)

Either provide the Purchaser with evidence reasonably satisfactory to the Purchaser that the Vendor is not then a non-resident of Canada within the meaning of the Income Tax Act (Canada) or provide the Purchaser with a certificate pursuant to Sub article 116(2) of the Income Tax Act (Canada) with a certificate limit in an amount not less than the purchase price for the Purchased Shares.

14.3 Release of Guarantees etc. If, at the time of closing, the Vendor, a Principal of the Vendor, or any other Person for and on behalf of the Vendor, shall have any guarantees, securities, or covenants lodged with any Person to secure any indebtedness, liability, or obligation of the Corporation or the remaining Shareholders, then the remaining Shareholders shall make reasonable commercial efforts to have such guarantees, securities, and/or covenants released, failing which all the remaining Shareholders shall proportionately indemnify the Vendor, a Principal of the Vendor, and/or any other Person for and on behalf of the Vendor, should any of them be required to make payment on said guarantees, securities, and/or covenants following the closing of the Sale Transaction.

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14.4 Deliveries to Vendor. At or prior to the time of closing, the Purchaser shall:

(a)

Deliver to the Vendor and his/its nominees, if any, a release by him, in his capacity as a Director, officer and Shareholder of the Corporation, of all of his claims against the Vendor and his nominees in his capacity as a Shareholder, Director, or officer of the Corporation, except for any claims which may arise out of the Sale Transaction; and

(b)

Cause the Corporation to deliver to the Vendor and his nominees, if any, a release by the Corporation of all its claims against the Vendor and his nominees with respect to any matter or thing arising as a result of the Vendor or his nominees being a Shareholder, Director, or officer of the Corporation, except for any claims which might arise out of the Sale Transaction.

14.5 Repayment of Debts. If, at the time of closing, the Corporation is indebted to the Vendor in an amount recorded on the books of the Corporation and verified by the accountant of the Corporation, the Corporation shall repay such amount to the Vendor at the time of closing. If, at the time of closing, the Vendor is indebted to the Corporation in an amount recorded on the books of the Corporation and verified by the accountant of the Corporation, the Vendor shall repay such amount to the Corporation at the time of closing and, if the Vendor fails to make such repayment, the Purchaser shall be required to pay the amount of such indebtedness to the Corporation from the purchase price and the amount of the purchase price payable to the Vendor shall be reduced accordingly. The Purchaser shall also be required to deduct from the purchase price and remit to the Corporation any amounts to be paid to the Corporation on account of the Vendor's liability for Shareholder Loans or shareholder guarantees.

14.6 Payment of Purchase Price. Unless otherwise agreed in the Sale Transaction or otherwise provided for by this Agreement and Schedules hereto, the purchase price for the Purchased Shares shall be paid by the Purchaser in full by cash or bank draft at the time of closing.

14.7 Non-compliance with Conditions. If at the time of closing the Purchased Shares are not free and clear of all liens, charges, and encumbrances (“Liens”), the Purchaser may, without prejudice to any other rights which it may have, purchase the Purchased Shares subject to such Liens and, in that event, the Purchaser shall, at the time of closing assume all obligations and liabilities with respect to such Liens and make the payment of tax required under Article 116 of the Income Tax Act (Canada), as the case may be; and in each such case the purchase price payable by the Purchaser for the Purchased Shares shall be satisfied, in whole or in part, as the case may be, by such assumption or payment and the amount so assumed or paid shall be deducted from the purchase price payable at the time of closing.

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14.8 Non-Completion by Vendor. If, at the time of closing, the Vendor fails to complete the Sale Transaction, the Purchaser shall have the right, if not in default under this Agreement, without prejudice to any other rights which the Purchaser may have, make payment of the purchase price payable to the Vendor at the time of closing by depositing such amount to the credit of the Vendor in any branch of the Corporation's bankers. Such deposit shall constitute valid and effective payment of such amount to the Vendor irrespective of any action the Vendor may have taken to transfer or grant of Lien on the Purchased Shares. If the purchase price has been so paid, then from and after the date of deposit, the Sale Transaction shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity and to the Purchased Shares shall conclusively be deemed to have been transferred to and become vested in the Purchaser and all right, title, benefit, and interest, both at law and in equity, in and to the Purchased Shares of the Vendor or of any transferee or assignee of the Vendor shall cease and determine. The Purchaser shall also have the right to execute and deliver, on behalf of and in the name of the Vendor, such deeds, transfers, share certificates, resignations, and other documents that may be necessary to complete the Sale Transaction and each Shareholder, to the extent it may be a Vendor irrevocably appoints any Shareholder who becomes a Purchaser in a Sale Transaction its attorney in that behalf in accordance with the Powers of Attorney Act (Ontario), with no restriction or limitation in that regard and declaring that this power of attorney may be exercised during any subsequent legal incapacity on its part.

14.9 No Joint Liability. For greater certainty, the parties acknowledge and agree that where a Sale Transaction involves more than one Purchaser, the Purchasers in such Sale Transaction are not jointly liable for the payment of the purchase price for the Purchased Shares and any indebtedness purchased, but are only liable for their proportionate share.

14.10 Consents. The parties acknowledge that the completion of any Sale Transaction shall be subject, in any event, to the receipt of all necessary governmental and regulatory consents and approvals to the transfer of Shares contemplated thereby.

14.11 Option or Mandatory Obligation to Continue. Should the Corporation not be in a position to purchase the Shares of a Shareholder at the time that any option contained in this Agreement is exercised by a Shareholder or his Legal Representative, then such right shall continue until the Corporation is in a position to so redeem the said shares.

ARTICLE 15
DISPUTE RESOLUTION

15.1 Dispute Resolution. All disputes and questions whatsoever which shall arise between any of the parties in connection with this Agreement, or the construction or application thereof or any Article or thing contained in this Agreement or as to any act, deed or omission of any party or as to any other matter in any way relating to this Agreement (the “Dispute”), shall be resolved as follows:

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(a)

First the parties shall endeavour to resolve the Dispute amongst themselves, however if there is not a resolution satisfactory to all parties concerned within five (5) Business Days of a party informing the other party or parties of the subject matter of the Dispute, the provisions in Section 15.1(b) shall apply.

(b)

Any Dispute that the parties hereto are unable resolve in accordance with Section 15.1(a), shall be resolved through mediation by an independent mediator (professional or otherwise) chosen by the parties, with each party agreeing on the choice of mediator. The mediator shall resolve the dispute within fifteen (15) days of being retained. If the parties are unable to agree on a choice of a mediator or if the mediator is unable to reach or mediate a resolution of the Dispute then the provisions in Section 15.1(c) shall apply.

(c)

Failing a resolution in accordance Section 15.1(b), the Dispute will be settled by arbitration pursuant to the laws of the Province of Ontario in the City of Ottawa, Province of Ontario, Canada, following the arbitration and conciliation procedures set forth in the Arbitration Act (Ontario) or such successor legislation in force on the date of the mailing of the notice of arbitration. The parties agree that any such arbitral hearing shall close within three (3) months from the date of the commencement of such arbitral proceedings and the arbitral award will be made within thirty (30) days after the close of hearings and will be final and binding upon the parties. The parties hereto acknowledge that a qualified independent third party arbitrator, who may not be the mediator chosen in Section 15.1(b) above, to be determined by mutual agreement of the parties shall be the arbitrator appointed herein and that any decision rendered by such arbitrator shall be binding upon them. In the event that parties fail to agree on the person to be appointed arbitrator in accordance with the terms hereof, said arbitrator shall be appointed in accordance with the arbitration and conciliation procedures set forth in the Arbitration Act (Ontario).

(d)	That all costs and expenses for the aforementioned mediation and arbitration be paid out of the assets of the Corporation.

ARTICLE 16
INSURANCE

16.1 Errors and Omissions Insurance. The Corporation shall purchase and maintain insurance for the benefit of any Director or officer against any liability incurred by such Director and officer in a minimum amount of Three Million Dollars ($3,000,000.00) or such greater amount as the Board determines:

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(a)

in the capacity as a Director or officer, except where the liability relates to the Director or officers’ failure to act honestly and in good faith with a view to the best interests of the Corporation; and/or

(b)

in the capacity as a Director or officer of another body corporate where the Director acts or acted in that capacity at the Corporation's request, except where the liability relates to the Director’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

16.2 Life Insurance. Intentionally Deleted.

ARTICLE 17
NON-COMPETITION

17.1 Restriction on Competition. Each Shareholder and Principal (each a “Covenantor”) agrees and covenants with each of the other Shareholders and the Corporation (the “Covenantees”) that, from the execution of this Agreement and until the expiry of two (2) years from any subsequent termination of this Agreement or from the Covenantor ceasing to be a Shareholder in the Corporation or a Principal as contemplated by this Agreement (the “Binding Period”), whichever is sooner, the Covenantor shall not, directly or indirectly, either alone or in partnership or in conjunction with any person or persons as principal, agent, shareholder or in any other manner whatsoever, within Canada and within 30 kilometres of any leased premises outside of Canada being occupied by the Corporation and/or any Subsidiary:

(a)

carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by any Person engaged in or concerned with or interested in any competitive business or any aspect thereof as conducted at any time during the Binding Period;

(b)	solicit, interfere with or attempt to solicit or interfere with any supplier, employee, customer or client of or to the Corporation and/or any Shareholder away from the Corporation; and/or

(c)

engage the services of any Person that was an employee, agent or sales representative of the Corporation and/or any Subsidiary at any time during the Binding Period, do any act or thing which results in the relationship between the Corporation and/or any Subsidiary and any supplier, employee, customer or client of the Corporation and/or any Subsidiary or any Shareholder being diminished or impaired.

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For further certainty, if the Corporation is adjudicated bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by a third party seeking relief, reorganization, or rearrangement under any laws relating to insolvency in any jurisdiction whatsoever, or a receiver, liquidator, or trustee is appointed in respect of any property or assets of the Corporation, or an order is made for the liquidation, dissolution, or winding up of the Corporation, or a judgment is granted by a court against the Corporation and the Corporation fails to satisfy said judgment within a period of thirty (30) days from the date of said judgment, or the Corporation declares bankruptcy or has a receiving order made against the Corporation, then the Covenantor shall not continue to be bound by the terms of this non-competition provision.

ARTICLE 18
GENERAL

18.1 Termination. This Agreement shall terminate on the earlier of:

(a)	the date on which one Person becomes the registered and beneficial owner of all the Shares;

(b)	the date upon which there is an initial public offering of Shares; and

(c)	with respect to any individual Shareholder, upon the sale or disposal of all of such Shareholder’s Shares in accordance with this Agreement.

Notwithstanding the foregoing, the provisions of this Article 18 and any other obligations under this Agreement which by their terms are intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

18.2 Further Assurances. The parties shall sign such further and other documents, cause such meetings to be held, cause such resolutions to be passed and such by-laws to be enacted, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement and every part of it. Any actions required to be taken pursuant to this Section 18.2 shall be undertaken at the sole cost and expense of the party undertaking such actions. Each of the parties agree that they will at all times be faithful to the others and will do their best to further the interests of the Corporation and will at all times cast their votes for the election of the persons as provided in this Agreement as officers and directors of the Corporation, and will at no time cast their vote as a director or shareholder for the purpose of ousting the other parties from office, nor shall any of the parties take any measure by way of entering into a conspiracy or agreement for the purpose of ousting the other parties from office or for doing that which may prove detrimental to the interests of any of the parties.

18.3 Implementation of Agreement. If any conflict shall appear between the Articles, By-laws or resolutions of the Corporation and the provisions of this Agreement, the provisions of this Agreement shall govern and supersede the provisions of the Articles, By-laws and resolutions. If there shall be any such conflict, the Shareholders shall amend the Articles, By-laws and resolutions so as to ensure conformity with the terms of this Agreement.

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18.4 Legend on Certificates. All share certificates of the Corporation shall be endorsed with the following legend:

“The Corporation is bound by, and the securities evidenced by this certificate are subject to, a unanimous shareholder agreement dated as of the ___ day of August, 2021, as may be amended from time to time, and such securities may not be pledged, sold or otherwise transferred except in accordance with the provisions thereof. Any transferee of the securities evidenced by this certificate is deemed, and required, to be a party to that agreement.”

18.5 Copy of Agreement. The Corporation shall keep a true copy of this Agreement at its registered office and on reasonable prior notice from any party shall make the same available for examination by such party during the Corporation’s regular hours of business at such office.

18.6 Notices. All notices, requests, demands, or other communications required or permitted to be given by one party to another pursuant to this Agreement shall be given in writing by personal delivery, courier service, registered mail (postage prepaid), or facsimile transmission, or electronically by e-mail, addressed or delivered to the parties at the respective addresses set out in Schedule A or at such other address of which Written Notice is given to the other parties or to the Corporation. Such notices, requests, demands, or other communications shall be deemed to have been received when delivered, when sent by electronic means, if mailed through Canada Post, on the fifth (5th) Business Day after the mailing thereof, or, if sent by facsimile transmission, on the first (1st) Business Day after confirmed transmission. If a notice, request, demand or other communication is delivered by registered mail, and regular mail service shall be interrupted by strikes or other irregularities on or before the fifth (5th) Business Day after the mailing thereof, such notice, request, demand, or other communication shall be deemed to have been received only upon personal delivery thereof.

18.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. All of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of the courts of the Province of Ontario.

18.8 Entire Agreement and Amendment. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the parties with respect to the matters in this Agreement and supersedes all prior agreements (including, without limitation, the unanimous shareholder agreement dated effective September 30, 2010, between the Corporation and Simmax) and negotiations, whether written or oral, relating to the subject-matter of this Agreement. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated in this Agreement and made a part of this Agreement. This Agreement shall not be amended, altered or qualified except by an instrument in writing signed by all of the parties.

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18.9 Waiver. No party to this Agreement shall be deemed or taken to have waived any provision of this Agreement unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. No failure or delay on the part of a party in exercising any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a party of a default shall operate against such party as a waiver of such default unless made in writing and signed.

18.10 Enurement and Assignment. This Agreement shall be binding upon and enure to the benefit of the parties, their respective heirs, executors, administrators and other legal representatives, and, to the extent permitted, their respective successors and permitted assigns. No party to this Agreement may assign, transfer or otherwise dispose of all or any part of its rights or obligations or any interest in this Agreement without the prior consent of the parties.

18.11 Power of Attorney. If any Shareholder neglects or refuses, or is unable to execute or deliver any document required to be executed or delivered pursuant to the provisions of this Agreement, then such Shareholder shall be deemed to have appointed the Corporation as his or her agent and lawful attorney, in accordance with the Powers of Attorney Act (Ontario), for the purpose of executing and delivering such document and such execution or delivery shall be as valid and effectual, for all purposes, as though it had been executed or delivered by such Shareholder. This appointment, being coupled with interest, is therefore irrevocable.

18.12 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held illegal, invalid, or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid, or unenforceable shall not be affected thereby. Each provision of this Agreement is intended to be severable, and if any provision is illegal, invalid, or unenforceable in any jurisdiction, this will not affect the legality, validity, or enforceability of such provision in any other jurisdiction or the validity of the remainder of this Agreement.

18.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so signed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

18.14 Independent Legal Advice. By execution of this Agreement, the parties hereto do individually acknowledge, consent and agree:

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(a)

that they have been advised to seek independent legal advice with respect to the terms of the Agreement, and that they have been given an opportunity to seek such legal advice. If they have not obtained such independent legal advice, that notwithstanding such recommendation and said opportunity, they acknowledge and declare that they wish to enter into this Agreement without independent legal advice, that the terms of this Agreement correctly set out their wishes and intentions, and that they agree to be bound by those terms;

(b)	that they understand their respective rights and obligations under this Agreement; and

(c)	that they are signing this Agreement voluntarily.

[Signature page follows below.]

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IN WITNESS WHEREOF, the parties have executed this Unanimous Shareholders Agreement as of the Effective Date.

CORPORATION

SIMSON-MAXWELL LTD.
By:	/s/ Daryl Kruper
Name: Daryl Kruper
Title: President I have authority to bind the Corporation

SHAREHOLDERS

VIKING ENERGY GROUP, INC.
By:	/s/ James Doris
Name: James Doris Title: President and C.E.O. I have authority to bind the Corporation

SIMMAX CORP.
By:	/s/ Daryl Kruper
Name: Daryl Kruper
Title: President I have authority to bind the Corporation

REMORA EQ LP, by its general partner, REMORA EQ GENERAL PARTNER INC.
By:	/s/ Candace Enman
Name: Candace Enman
Title: President
I have authority to bind the Corporation

[Signature Page – Unanimous Shareholders Agreement]

PRINCIPALS

)
)
	)	/s/ Daryl Kruper
Witness	)	Daryl Kruper

[Signature Page – Unanimous Shareholders Agreement]

Schedule A

Shareholders

Name	Address	Class of Shares	Number of Shares
Viking Energy Group, Inc.	15915 Katy Freeway, Suite 450 Houston, TX 77094 USA	Class A Common	2,436
Simmax Corp. Principal: Daryl Kruper	8750 - 58 Avenue NW Edmonton, Alberta 76E 6G6	Class A Common	681
Remora EQ LP	123 Slater Street, #300 Ottawa, ON K1P 5H2	Class A Common	903

Schedule B

Form of Acknowledgment

To:	The parties to the Unanimous Shareholders Agreement dated as of August ___, 2021 (the "Shareholders Agreement") relating to Simson-Maxwell Ltd. (the “Corporation”)

The undersigned, as a holder of shares in the capital of the Corporation, hereby agrees to be a party to and to be bound by all of the provisions of the Shareholders’ Agreement.

DATED _______________ .

If an individual:	Signature:
Name:

If a corporation:
Name of Corporation:

By:
Name:
Title:

Acceptance by the Corporation:

SIMSON-MAXWELL LTD.
By:
Name:
Title:

Schedule C

Share Valuation

(a)

For the purposes of this Agreement, “Fair Market Value” means the aggregate fair market value of the applicable Shares as agreed to in writing by the Shareholders or, failing agreement, as determined by a qualified, independent business valuator (the “Valuator”) appointed under Article (b) below. Fair Market Value per Share shall be deemed to be equal to the most recent determination of Fair Market Value per Share pursuant to this Schedule if such most recent determination of Fair Market Value took place within twelve (12) months of the date on which such determination is to be made, failing which, in accordance with Article (b) below.

(b)

If the Shareholders fail to reach unanimous written agreement as to the Fair Market Value of a Shareholder’s Shares within thirty (30) days following written request given by any of them, then the Shareholders shall jointly appoint the Valuator and shall instruct the Valuator to determine the Fair Market Value of such Shares within sixty (60) days following his appointment. In making its determination as to the Fair Market Value of any Shares, the Valuator shall not take into account the fact that such Shares do not form part of a “control block”. The determination of the Valuator as to the Fair Market Value of the Shares shall be final and binding upon the Shareholders. If the Shareholders fail to jointly appoint the Valuator on or before the fortieth (40th) day following written request by any Shareholder for a determination of Fair Market Value of the Shares, then any of the Shareholders shall be entitled to apply, at the expense of the Corporation, to the Court for the Appointment of a single Valuator. The Valuator shall have access to the books, accounts, records, vouchers, cheques, papers and documents of, or which may relate to the Corporation. The Shareholders shall cooperate with the Valuator and shall provide all information and documents reasonably requested by the Valuator. All reasonable fees and disbursements charged by the Valuator shall be paid by the Corporation.